Exhibit 99.1

       Gulf Resources, Inc. Announces Third Quarter 2007 Financial Results

    o     Third Quarter Net Revenues Increase 81% to $16.4 million
    o Third Quarter Net Income Increases 104% to $3.9 million with $0.08 in EPS
    o YTD Revenues of $38.9 million, $9.6 million in net income and $0.20 in EPS
    o     Company Recently Completes Two Additional Bromine Asset Purchases

New York and SHANDONG, China, November 13, 2007 - Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR), which operates through its wholly-owned subsidiaries Shuoguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), today announced financial results for its third quarter, which ended September 30, 2007.

Net Revenues for the third quarter of 2007 increased 81.3 percent to $16.4 million compared to $9.1 million for the third quarter of 2006. The increase in net revenues was attributable to strong growth in sales of bromine and crude salt, which increased 132.1 percent from $4.7 million in the third quarter of 2006 to $10.9 million in the third quarter 2007 primarily as a result of the completion of 280 new bromine wells in December, 2006, the addition of three new customers, and the bromine asset purchases completed in April and July of 2007. 5,662 metric tons of bromine and 16,000 metric tons of crude salt were sold during the quarter at average prices of $1910 and $11.30 per metric ton, respectively. Another factor contributing to the increase in revenues was a 26.9 percent increase in chemical product sales to $5.5 million, compared to $4.4 million for the third quarter of 2006. Such increase resulted from equipment upgrades made during December, 2006, the introduction of new products and the addition of new customers.

Cost of revenues for the third quarter of 2007 was $9.6 million, yielding a gross profit of $6.9 million and gross margins of 41.8 percent, compared to $3.0 million in gross profits and gross margins of 33.0 percent recorded during the third quarter of 2006. The favorable variation between the increase in revenues and costs associated with revenues resulted from increased bromine production capacity, economies of scale, tighter control of direct costs and indirect costs, and improved inventory control.

Operating income for the third quarter of 2007 totaled $6.2 million, representing a 112.8 percent increase from the $2.9 million reported for the third quarter of 2006 and resulted from growth in both product lines and a lower rate of increase in cost of net sales. Operating margins were 37.7 percent and
32.1 percent for the third quarter of 2007 and 2006, respectively. For the third quarter of 2007, income from operations in the bromine and crude salt division and from the chemical products division was $4.6 million and $1.9 million, respectively, representing a 142.8 and 94.5 percent increase, respectively, compared to the third quarter of 2006.

For the third quarter of 2007, net income was $3.9 million, an increase of 104.2 percent from the $1.9 million for the third quarter of 2006, while earnings per share increased to $0.08 per share for the third quarter of 2007 (based on 49.8 million diluted weighted average number of shares) compared to $0.04 per share for the third quarter of 2006 (based on 43.2 million diluted weighted average number of shares). The Company incurred taxes of $2.2 million and $1.0 million for the third quarter of 2007 and 2006, respectively, which equated to an effective tax rate of 35.8 percent and 33.5 percent, respectively.

"The third quarter showed continued momentum in all our product lines as we brought additional bromine and crude salt production capacity online through our recent asset purchases and made further improvements in existing facilities," said Mr. Ming Yang, CEO of Gulf Resources. "Additionally, our wholly-owned SYCI subsidiary made two significant steps during the quarter. The first related to a partnership with East China University to build a Co-Op Research and Development Center for the purpose of creating new refined bromide compounds and end products. To date, the Center has tested two compounds which carry the names 3.4.5- Trimethoxybenzaldehyde (T.M.B.) and Mbromoanisole, which are utilized as raw materials by pharmaceutical manufacturers to produce various antibiotics. We estimate that global demand for T.M.B.'s is 5,000 tons annually while current supply is 3,500 to 4,000 tons. The second related to a Letter of Intent with Southwest Synthetic Pharmaceutical which contemplates SYCI providing its 3.4.5-Trimethoxybenzaldehyde (T.M.B.) bromide based compound for Southwest's line of antibiotics. Currently, Southwest purchases approximately 500 tons, or $7.5 million worth of T.M.B.'s annually."

Nine Month Results

For the nine months ended September 30, 2007, net revenues increased approximately 59.5 percent to $38.9 million compared to the nine month period ended September 30, 2006. The growth in revenues reflects growth at both divisions coupled with additional bromine asset purchases. Gross profit was $16 million for the first nine months of 2007, representing an increase of $7.5 million, or nearly 90 percent from the first nine months of 2006. Gross margins were 41 percent for the first nine months of 2007 compared to 35 percent for the first nine months of 2006. Overall, income from operations was $14.8 million for the first nine months of 2007, representing an increase of 81 percent over the first nine months of 2006. Operating margins were 38.1 percent for the first nine months of 2007 compared to 33.6 percent for the first nine months of 2006. More specifically, income from operations from the bromine and crude salt division was $10.1 million, an increase of 100.7 percent while income from operations from the chemical products division increased 72.1 percent to $5.4 million, both compared to the first nine months of 2006.

Net income was $9.6 million for nine months ended September 30, 2007, an increase of $4.2 million, or approximately 76.4%, from the same period of 2006. This equated to earnings of $0.20 per share for the first nine months of 2007 compared to $0.13 per share for the first nine months of 2006 based on 47.8 million and 43.2 million diluted weighted shares outstanding, respectively.

Balance Sheet and Cash Flow discussion

The Company had $11.4 million in cash and equivalents and $6 million in notes payable and debt on September 30, 2007, while maintaining a current ratio of
1.64 to 1. For the first nine months of 2007, the Company generated $11.8 million in cash flow from operations, the main variance from net income relating to a decrease in accounts receivable.

Mr. Yang further stated that "Taking into account the two most recently announced asset purchases, in the Shouguang City Houxing Area and the Shouguang City Renjia Area, SCHC currently maintains approximately 26,700 metric tons of annual bromine production capacity and its facility is operating at approximately 70 percent of capacity utilization. We currently maintain 50-year leaseholds for land which contains approximately 1.7 million metric tons of proven and probable reserves and plan to pursue additional bromine asset purchases to further augment our business and asset base."

"We would also like to welcome Mr. Biagio Vignolo and Mr. Richard Khaleel who recently joined as independent board and audit committee members. These gentleman bring specific skill sets in the areas of tax, finance, M&A, marketing, and corporate governance, which we believe will be very beneficial to our Company as we further refine and expand our business plan, growth strategy and evolution as a public company," Mr. Yang concluded.

Guidance

Management is currently revising its guidance to incorporate the recent asset purchases and further integration of previously completed transactions. Management currently anticipates revenues of approximately $54 million, representing an increase of over 200 percent from the $17.8 million reported during calendar 2006. Specifically, management expects that its core bromine business "SCHC" and specialty chemical business "SYCI" will contribute approximately $38 million and $16 million in revenues respectively. Net income is expected to increase approximately 980 percent to at least $13 million from the $1.2 million reported in 2006, which included a $5.3 million non-cash equity compensation charge. Previously issued guidance for revenue and net income was $48 million and $11.6 million respectively.

These estimates do not include any potential future acquisitions or non- cash charges related to the amortization of goodwill from previously completed acquisitions.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine, which is used to manufacture a wide variety of compounds utilized in industry and agriculture, and Crude Salt in China, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

  For more information, please contact:

  Ethan Chuang, Gulf Resources             Matthew Hayden, HC International
  Tel: +1-714-858-1147                     Tel: +1-858-704-5065
  Email: Ethan@gulfresourcesco.com         Email: matt@haydenir.com

                         - FINANCIAL TABLES TO FOLLOW -

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

                                                              September 30,     December 31,
                                                                  2007             2006
                                                              -------------     ------------
                                                              (Unaudited)        (Audited)
              ASSETS

CURRENT ASSETS
   Cash                                                       $11,367,729      $ 5,692,608
   Accounts receivable                                          3,993,770        1,403,564
   Inventories                                                    363,748          470,615
   Prepaid expenses                                               384,619               --
   Prepayment and deposit                                         355,288               --
   Due from related party                                              --          555,464
   Prepaid land lease                                              12,940           12,436
   Income tax receivable                                          296,488        1,111,154
                                                              -----------      -----------
                                                               16,774,582        9,245,841

PROPERTY, PLANT AND EQUIPMENT, Net                             15,908,392        4,462,407

DUE FROM RELATED PARTY                                                 --          641,000

PREPAID LAND LEASE, Net of current portion                        620,688          605,820
                                                              -----------      -----------
TOTAL ASSETS                                                  $33,303,662      $14,955,068
                                                              ===========      ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                        2,934,064        6,225,818
   Loan payable                                                 6,003,000               --
   Due to related party                                            32,230           15,384
   Taxes payable                                                1,273,740          481,405
                                                              -----------      -----------
TOTAL LIABILITIES                                              10,243,034        6,722,607
                                                              -----------      -----------

              STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value; 70,000,000 shares
   authorized; 49,834,421 and 43,205,440 shares issued and
   outstanding                                                     49,834           43,205

ADDITIONAL PAID-IN CAPITAL                                     11,827,562        2,668,817

RETAINED EARNINGS - UNAPPROPRIATED                              8,399,687        3,535,252

RETAINED EARNINGS - APPROPRIATED
   Statutory Common Reserve Fund                                1,616,796        1,077,864
   Statutory Public Welfare Fund                                       --          538,932

CUMULATIVE TRANSLATION ADJUSTMENT                               1,166,749          368,391
                                                              -----------      -----------

TOTAL STOCKHOLDERS' EQUITY                                     23,060,628        8,232,461
                                                              -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $33,303,662      $14,955,068
                                                              ===========      ===========

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended               Nine Months Ended
                                                      September 30,                   September 30,
                                                 2007             2006            2007             2006
                                             ------------     ------------    ------------     ------------
REVENUE
   Net sales                                 $ 16,276,184     $  9,054,281    $ 38,470,184     $ 24,373,912
   Maintenance service income                     142,427               --         401,705               --
                                             ------------     ------------    ------------     ------------
                                               16,418,611        9,054,281      38,871,889       24,373,912
                                             ------------     ------------    ------------     ------------
OPERATING EXPENSES
   Cost of net revenue                          9,558,866        6,066,498      22,854,530       15,898,168
   Research and development costs                 143,269               --         143,269               --
   General and administrative expenses            530,486           81,358       1,059,683          293,441
                                             ------------     ------------    ------------     ------------
                                               10,232,621        6,147,856      24,057,482       16,191,609
                                             ------------     ------------    ------------     ------------

INCOME FROM OPERATIONS                          6,185,990        2,906,425      14,814,407        8,182,303

OTHER INCOME (EXPENSES)
   Interest expense                               (49,516)              --         (73,598)              --
   Interest income                                 10,974              673          26,184            1,214
                                             ------------     ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                      6,147,448        2,907,098      14,766,993        8,183,517

INCOME TAXES - current                          2,201,107          974,550       5,162,958        2,738,330
                                             ------------     ------------    ------------     ------------

NET INCOME                                   $  3,946,341     $  1,932,548    $  9,604,035     $  5,445,187
                                             ============     ============    ============     ============

BASIC AND DILUTED EARNINGS PER SHARE         $       0.08     $       0.04    $       0.20     $       0.13
                                             ============     ============    ============     ============

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
OF SHARES                                      49,834,421       43,205,440      47,842,071       43,205,440
                                             ============     ============    ============     ============

                                                   Three Months Ended               Nine Months Ended
                                                      September 30,                   September 30,
                                                 2007             2006            2007             2006
                                             ------------     ------------    ------------     ------------
NET INCOME                                   $  3,946,341     $  1,932,548    $  9,604,035     $  5,445,187

OTHER COMPREHENSIVE INCOME

   Foreign currency translation adjustment        310,528          168,964         798,358          265,030
                                             ------------     ------------    ------------     ------------

COMPREHENSIVE INCOME                         $  4,256,869     $  2,101,512    $ 10,402,393     $  5,710,217
                                             ============     ============    ============     ============